SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 2 to Form 8-A Originally Filed on July 17, 2001)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

E*TRADE FINANCIAL CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	94-2844166

(State of Incorporation or Organization)	(IRS Employer Identification No.)

135 East 57th Street, New York, NY	10022

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	NASDAQ Global Stock Market

Securities to be registered pursuant to Section 12(g) of the Act none

(Title of Class)

none

(Title of Class)

This Amendment No. 2 to Form 8-A (this “Amendment”) amends the Form 8-A, originally filed on July 17, 2001, as amended by Amendment No. 1 filed December 10, 2007 (the “Form 8-A”). Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Form 8-A.

Item 1:	Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following after the last paragraph:

On June 17, 2009 the Company and Citadel Equity Fund Ltd., a Cayman Islands company (“Citadel”), entered into an Exchange Agreement, dated as of June 17, 2009 (the “Exchange Agreement”), providing for, among other things, the issuance by the Company to Citadel of the Company’s Senior Convertible Debentures due 2019 (the “Debentures”), in exchange for the surrender and cancellation of certain of the Company’s 8% Senior Notes due 2011 and 12.5% Springing Lien Notes due 2017 owned by Citadel and its affiliates (the “Debt Exchange”) and Citadel’s agreement to place an order to purchase shares of the Company’s common stock from the underwriters in a registered public offering (the “Public Equity Offering”) to be consummated by the Company following the execution of the Exchange Agreement.

Prior to the execution of the Exchange Agreement, the Company and American Stock Transfer and Trust Company (the “Rights Agent”) entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated as of July 9, 2001, as amended November 29, 2007 (the “Rights Agreement”). The effect of the Rights Agreement Amendment is to permit execution of the Exchange Agreement and the consummation of the Citadel Transactions, among other things.

In particular, the Rights Agreement Amendment provides that neither Citadel nor any of its affiliates or associates shall be deemed to be an Acquiring Person, and neither a Stock Acquisition Date nor a Distribution Date shall be deemed to have occurred, and no holder of any Rights shall be entitled to exercise such Rights under the Rights Agreement, in any such case by virtue of Citadel’s purchase of shares in the Public Equity Offering, its acquisition of Debentures in the Debt Exchange (including the common stock issuable upon conversion thereof), the exercise of certain pre-emptive rights granted to Citadel under the Exchange Agreement or an increase Citadel’s ownership of shares of the Company’s common stock of up to 25.0 million shares, effective and contingent upon the settlement of the Debt Exchange. The Rights Agreement Amendment also provides that Citadel will be exempt from becoming an Acquiring Person with respect to any acquisitions of additional shares of the Company’s common stock during certain periods after the Company’s failure to satisfy certain financial conditions, effective and contingent upon the settlement of the Debt Exchange.

The Rights Agreement Amendment is incorporated by reference herein, and the foregoing description of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment.

Item 2.	Exhibits

4.1	Rights Agreement dated as of July 9, 2001 between E*TRADE Financial Corporation (formerly known as E*TRADE Group, Inc.), a Delaware corporation, and American Stock Transfer and Trust Company, as Rights Agent (incorporated by reference to the Form 8-A filed on July 17, 2001).

4.2	First Amendment to Rights Agreement, dated as of November 29, 2007, by and between E*TRADE Financial Corporation and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.3 to the Form 8-K filed on December 4, 2007).

4.3	Second Amendment to Rights Agreement, dated as of June 17, 2009, by and between E*TRADE Financial Corporation and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Form 8-K filed on June 17, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Karl A. Roessner
Name: Karl A. Roessner
Title: Corporate Secretary

Dated: June 17, 2009